Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd QUARTER 2017 EARNINGS

OAKLAND, MARYLAND—November 13, 2017: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $5.3 million for the first nine months of 2017, compared to $4.3 million for the same period of 2016. Basic and diluted net income per common share for the first nine months of 2017 were both $.77, compared to basic and diluted net income per common share of $.68 for the same period of 2016. The increase in earnings was primarily due to an increase in net interest income of $1.1 million, a $.4 million decrease in provision expense, a decrease of $.6 million in preferred stock dividends due to the redemption of $10.0 million of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) in both February 2016 and March 2017, decreased service charge income, primarily NSF income, decreased Bank Owned Life Insurance (“BOLI”) income due to the receipt of a one-time death claim in 2016 and a decrease of $.3 million in Federal Deposit Insurance Corporation (“FDIC”) premiums. These decreases were offset by reduced income from gains on the investment portfolio when compared to the first nine months of 2016 as well as an increase of $.4 million in data processing expenses related to the implementation of new services with our core processor and a $.9 million increase in salaries and benefits related to new hires late in 2016 and merit increases in the second quarter of 2017. The net interest margin for the first nine months of 2017, the year ended December 31, 2016 and the first nine months of 2016, on a fully tax equivalent (“FTE”) basis, was 3.36%, 3.19% and 3.21%, respectively.

Consolidated net income available to common shareholders was $1.8 million for the third quarter of 2017 and 2016. Basic and diluted net income per common share for the third quarter of 2017 were both $.25, compared to basic and diluted net income per common share of $.29 for the same period of 2016. Comparing the third quarter of 2017 to the third quarter of 2016, net interest income increased by $.6 million. The increase was due to an increase of $.3 million in interest income and a $.3 million decrease in interest expense. The increase in net interest income was offset by an increase of $.6 million in provision expense. The increase in provision expense was due to the $1.3 million specific allocation associated with the continued deterioration of an impaired credit. Other operating income decreased slightly for the third quarter of 2017 when compared to the third quarter of 2016 due to reduced gains on sales in the investment portfolio. Other operating expenses increased due to increased salaries and benefits, FDIC premiums and data processing expenses offset by reduced OREO expenses and other miscellaneous expenses. The net interest margin for the third quarter of 2017, on an FTE basis, was 3.37%, compared to 3.22% for the same period of 2016.

Financial Highlights Comparing the Three and Nine Months Ended September 30, 2017 and 2016:

•	Provision expense for the first nine months of 2017 decreased by $.4 million when compared to the first nine months of 2016. The reduction in provision expense for the first nine months of 2017 was primarily driven by a reduction in net credit losses and reduced loan growth, offset slightly by a $1.3 million specific allocation associated with the continued deterioration of an impaired credit.

•	Net interest income increased $1.1 million when comparing the nine months ended September 30, 2017 and September 30, 2016. Interest income, when comparing these same periods, increased $.5 million due primarily to increased interest and fees on the loan portfolio, rate increases on the home equity portfolio, that were consistent with the Fed rate increases, collection of late charges on commercial loans and the recording of unamortized fees on the early payoffs of commercial loans. Interest expense on our interest-bearing liabilities decreased by $.7 million during the nine months ended September 30, 2017 when compared to the same period of 2016 due to a $34.2 million reduction in interest-bearing liabilities, which resulted from the reduction of the average balance of long-term borrowings related to the payoff of a $15.0 million FHLB advance in December 2016 and the repayment of $10.8 million of junior subordinated debentures (the “TPS Debentures”) held by First United Statutory Trust III (“Trust III”)in March 2017.

•	Net interest income increased $.6 million when comparing the third quarter of 2017 to the same period of 2016. Interest income for the three months ended September 30, 2017 increased $.4 million when compared to the same period of 2016 due to increases of $.1 million in interest and fees on loans related to rate increases on the home equity and commercial portfolios, that were consistent with the Fed rate increases, $.1 million in interest on investments related to the CDO portfolio and other interest income due to increased cash levels at Fed. Interest expense on our interest-bearing liabilities decreased by $.3 million during the third quarter of 2017 when compared to the same period of 2016 due to a $34.5 million reduction on interest-bearing liabilities, which resulted from the reduction of the average balance of long-term borrowings related to the payoff of a $15.0 million FHLB advance in December 2016 and the repayment of $10.8 million in TPS Debentures held by Trust III in March 2017.

“Capital is strong, earnings are steady and asset quality is greatly improved.  As we move into 2018, our focus will remain on loan and deposit growth, wealth management and improving core earnings.  We recently announced the final redemption of $10.0 million of preferred stock which is the final step in changing the capital composition and which positions us to begin payment of a common stock dividend in the near future.” stated Carissa L. Rodeheaver, Chairman of the Board, Chief Executive Officer and President.

Balance Sheet Overview

Total assets increased slightly to $1.4 billion at September 30, 2017 from $1.3 billion at December 31, 2016. During the first nine months of 2017, cash and interest-bearing deposits in other banks increased $21.7 million, the investment portfolio decreased $8.0 million and gross loans decreased $2.0 million. Premises and equipment increased $3.1 million due to bank-wide building renovation projects associated with our new brand efforts. The increase in accrued interest receivable and other assets is primarily due to the increase in the pension plan primarily due to the $3.0 million contribution made to the plan in the first quarter of 2017. Total liabilities remained steady at $1.2 million. There were increases of $27.2 million in deposits and $9.8 million in short-term borrowings, offset by a decrease in long-term borrowings of $10.8 million due to the repayment in that amount of TPS Debentures held by Trust III following the closing of the Corporation’s common stock rights offering in March 2017 (the “Rights Offering”). Comparing September 30, 2017 to December 31, 2016, shareholders’ equity increased $7.1 million as a result of $9.2 million in net proceeds from the Rights Offering and earnings of $5.3 million during the first nine months of 2017, offset by the redemption of $10.0 million of outstanding shares of Series A Preferred Stock in March 2017.

Total investment securities available-for-sale decreased $9.2 million since December 31, 2016. This decline during the first nine months of 2017 was primarily due to the receipt of $8.0 million on a CDO investment that was called at auction in June 2017. At September 30, 2017, the securities classified as available-for-sale included a net unrealized loss of $6.3 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing September 30, 2017 to December 31, 2016, outstanding loans decreased by $2.0 million (.23%). Commercial real estate (“CRE”) loans decreased $22.4 million due primarily to charge-offs of $2.9 million on one large non-accrual loan and payoffs of $22.0 million on two large commercial real estate loans. Acquisition and development (“A&D”) loans increased $9.2 million. Commercial and industrial (“C&I”) loans increased $.3 million. Residential mortgages increased $10.9 million due to continued activity in the 1-4 family residential professional program, offset by payoffs and amortization of home equity balances. The consumer portfolio decreased slightly due to scheduled amortization. Approximately 28% of the commercial loan portfolio was collateralized by real estate at September 30, 2017, compared to 39% at December 31, 2016.

Total deposits increased $27.2 million during the first nine months of 2017 when compared to deposits at December 31, 2016. During the first nine months of 2017, we continued to see increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $36.6 million due to building new relationships with both consumer and commercial customers as well as increased balances on existing accounts. Traditional savings accounts increased $7.9 million due to continued growth in our Prime Saver product. Total demand deposits increased $4.6 million and total money market accounts decreased $13.2 million due to decreased balances in our ICS money market account relating to the re-allocation of cash in our trust accounts. Time deposits less than $100,000 decreased $6.8 million and time deposits greater than $100,000 decreased $1.9 million.

The book value of the Corporation’s common stock was $15.68 per share at September 30, 2017, compared to $14.95 per share at December 31, 2016.

At September 30, 2017, there were 7,067,425 outstanding shares of the Corporation’s common stock and 10,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.1 million (4.0%) during the first nine months of 2017 over the same period in 2016 due to a $.5 million (1.4%) increase in interest income and a $.7 million (10.5%) decrease in interest expense. The net interest margin for the first nine months of 2017 was 3.36%, compared to 3.21% for the first nine months of 2016.

Comparing the first nine months of 2017 to the same period of 2016, the increase in interest income was due to an increase of $.3 million in interest and fees on loans, offset by a decrease of $.1 million in interest income on investments. The increase in interest and fees on loans was primarily due to an increase in the rate earned of 10 basis points. The decrease in investment interest income was due primarily to the decrease in average investment balances of $16.2 million. The decrease in the balances of the investment portfolio was primarily due to using the scheduled cashflow for loan funding as well as the receipt of $8.0 million for a called CDO in June of 2017.

Interest expense decreased $.7 million during the first nine months of 2017 when compared to the same period of 2016 due to a decrease of $34.2 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance at its maturity in December 2016, the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017 and the continued shift of higher cost certificates of deposit to lower cost core accounts.

Net interest income, on an FTE basis, increased $.6 million (6.6%) during the third quarter of 2017 over the same period in 2016 due to a $.4 million (3.2%) increase in interest income and a $.3 million (12.71%) decrease in interest expense. The net interest margin for the third quarter of 2017 was 3.37%, compared to 3.22% for the third quarter of 2016.

Comparing the third quarter of 2017 to the same period of 2016, the increase in interest income was due to an increase of $.1 million in interest and fees on loans and an increase of $.1 million in interest income on investments. The increases in interest and fees on loans and investments were primarily due to an increase in the rates earned of 10 basis points. The Fed rate increases have positively impacted our home equity portfolio. We have also seen an increase in rates on the CDO portfolio. The investment in a new TIF bond late in 2016 at higher tax-exempt rates has also impacted the increase in the investment portfolio when compared to September 2016.

Interest expense decreased $.3 million during the third quarter of 2017 when compared to the same period of 2016 due to a decrease of $34.5 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance at its maturity in December 2016 and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017, the re-allocation of trust money market balances, and the continued shift from higher cost certificates of deposit to lower cost core accounts.

Asset Quality

The allowance for loan loss (“ALL”) was $10.8 million at September 30, 2017 and $9.9 million at December 31, 2016. The provision for loan losses for the first nine months of 2017 was $1.8 million, compared to $2.2 million for the first nine months of 2016. Net charge-offs of $1.0 million were recorded for the nine months ended September 30, 2017, compared to $2.1 million for the nine months ended September 30, 2016. The ratio of the ALL to loans outstanding was 1.21% at September 30, 2017, 1.11% at December 31, 2016, and 1.33% at September 30, 2016.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2017 was an annualized .15%, compared to .31% for the same period in 2016 and .57% for the year ended December 31, 2016. The CRE portfolio had an annualized net charge-off rate of 1.27% as of September 30, 2017, compared to 1.80% as of December 31, 2016. The A&D loans had an annualized net recovery rate of .18% as of September 30, 2017, compared to .98% as of December 31, 2016. The C&I loans had a net recovery rate of 3.00% as of September 30, 2017, compared to a net charge-off rate of .69% as of December 31, 2016. The improvement was due to a $1.3 million recovery recorded in the first quarter of 2017 on a loan to an ethanol plant that had been charged-off in a prior period. The residential mortgage ratios were a net recovery rate of .02% as of September 30, 2017, compared to a net charge-off rate of .07% as of December 31, 2016, and the consumer loan ratios were net charge-off rates of .38% and .77% as of September 30, 2017 and December 31, 2016, respectively.

Non-accrual loans totaled $11.6 million at September 30, 2017, compared to $13.9 million at December 31, 2016. The decrease in non-accrual balances at September 30, 2017 was primarily due to charge-offs of $2.9 million and the movement of $.8 million to OREO, offset slightly by the addition of a large relationship in the third quarter of 2017. Non-accrual loans that have been subject to a partial charge-off totaled $5.6 million at September 30, 2017, compared to $11.1 million at December 31, 2016. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.5 million at September 30, 2017 and December 31, 2016.

Accruing loans past due 30 days or more increased very slightly to .72% of the loan portfolio at September 30, 2017, compared to .67% at December 31, 2016. The slight increase for the first nine months of 2017 was due primarily to increases in the past due loans in the commercial real estate portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.1 million during the first nine months of 2017 when compared to the same period of 2016. This decrease was primarily attributable to decreases in service charge income, primarily NSF income, and a decrease in BOLI income due to the receipt of a one-time death claim received in the second quarter of 2016, and a decrease in other miscellaneous income. These decreases were offset slightly by increases in trust department and debit card income.

Net gains of $3 thousand were reported in other income for the first nine months of 2017, compared to net gains of $.5 million during the same period of 2016. The decrease resulted from a reduction in sales of investment securities in the first nine months of 2017.

Other operating income, exclusive of gains, increased $.1 million during the third quarter of 2017 when compared to the same period of 2016. This increase was primarily attributable to increases in wealth management income and debit card income relating to the receipt of a one-time incentive from contract negotiations, offset slightly by decreases in service charge income, primarily NSF income, and other miscellaneous income.

Net losses of $11 thousand were reported in other income for the third quarter of 2017, compared to net gains of $.2 million during the same period of 2016. The decrease resulted from a reduction in sales of investment securities in the third quarter of 2017.

Operating expenses increased $.1 million in the first nine months of 2017 when compared to the same period of 2016. The increase was due primarily to an increase of $.9 million in salaries and benefits related to new hires in late 2016 and merit increases in the second quarter of 2017 and an increase of $.4 million in data processing expenses relating to the implementation of new services with our core processor. These increases were offset by a $.3 million decrease in FDIC premiums, a $.6 million decrease in other miscellaneous expenses primarily related to reserves for a litigation claim in the first quarter of 2016 and a decrease in OREO expenses due to increased valuation write-downs on properties in 2016.

Operating expenses increased $.3 million in the third quarter of 2017 when compared to the same period of 2016. This was due primarily to a $.5 million increase in salaries and benefits due to new hires late in 2016 as well as merit increases in the second quarter of 2017, increased FDIC premiums and data processing expenses relating to new services implemented from our core processor. These increases were offset by a decrease of $.3 million in OREO expenses due to valuation write-downs on properties in 2016 and decreases in other miscellaneous expenses such as purchased mortgage fees, contract labor, printed and office supplies, telephone and line rentals and miscellaneous loan fees.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2017	2016	2017	2017	2017	2016
EARNINGS SUMMARY
Interest income	$11,908	$11,563	$11,691	$11,327	$34,926	$34,458
Interest expense	$1,806	$2,069	$1,762	$1,958	$5,526	$6,176
Net interest income	$10,102	$9,494	$9,929	$9,369	$29,400	$28,282
Provision for loan losses	$901	$294	$299	$609	$1,809	$2,208
Other Operating Income	$3,656	$3,549	$3,482	$3,452	$10,590	$10,696
Net (Losses)/ Gains	$(11)	$245	$9	$5	$3	$525
Other Operating Expense	$10,023	$9,762	$9,860	$9,444	$29,327	$29,198
Income before taxes	$2,823	$3,232	$3,261	$2,773	$8,857	$8,097
Income tax expense	$811	$947	$952	$793	$2,556	$2,237
Net income	$2,012	$2,285	$2,309	$1,980	$6,301	$5,860

Accumulated preferred stock dividends	$225	$450	$225	$540	$990	$1,575

Net income available to common shareholders	$1,787	1,835	$2,084	$1,440	$5,311	$4,285

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2017	2016	2017	2017
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.25	$0.29	$0.30	$0.22

Book value	$15.68	$15.12	$15.36	$14.87
Closing market value	$16.65	$12.38	$14.90	$14.50
Market Range:
High	$16.65	$12.38	$15.80	$16.32
Low	$14.55	$9.58	$13.80	$13.00

Common shares outstanding at period end	7,067,425	6,269,004	7,067,425	7,052,630

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.63%	0.59%	0.68%	0.61%
Return on average shareholders' equity	7.15%	6.86%	7.40%	7.00%
Net interest margin	3.36%	3.21%	3.35%	3.27%
Efficiency ratio	72.70%	73.10%	72.80%	72.60%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2017	2016	2016

Assets	$1,352,324	$1,318,190	$1,338,189
Earning assets	$1,131,497	$1,126,989	$1,152,123
Gross loans	$889,905	$891,926	$902,489
Commercial Real Estate	$275,606	$297,959	$292,587
Acquisition and Development	$113,511	$104,282	$111,591
Commercial and Industrial	$72,601	$72,346	$75,597
Residential Mortgage	$404,277	$393,416	$398,469
Consumer	$23,910	$23,923	$24,245
Investment securities	$245,135	$237,169	$246,424
Total deposits	$1,041,468	$1,014,229	$1,019,185
Noninterest bearing	$255,790	$219,158	$221,650
Interest bearing	$785,678	$795,071	$797,535
Shareholders' equity	$120,838	$113,698	$114,768

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2017	2016	2016
Period end capital
Tier 1 to risk weighted assets	15.77%	14.76%	14.70%
Common Equity Tier 1 to risk weighted assets	12.36%	10.74%	10.52%
Tier 1 Leverage	11.46%	10.95%	10.77%
Total risk based capital	16.88%	16.71%	16.93%

ASSET QUALITY
Net charge-offs for the quarter	$68	$3,040	$928
Nonperforming assets: (Period End)

Nonaccrual loans	$11,643	$13,946	$18,144
Loans 90 days past due
and accruing	$997	$420	$439
Total nonperforming loans
and 90 days past due loans	$12,640	$14,366	$18,853

Restructured loans	$8,141	$9,323	$9,766
Other real estate owned	$9,781	$10,910	$10,259

Allowance for loan losses
to gross loans, at period end	1.21%	1.11%	1.33%
Nonperforming and 90 day past due loans
to total loans, at period end	1.42%	1.61%	2.09%
Nonperforming loans and 90 day past due
loans to total assets, at period end	0.93%	1.09%	1.41%